Exhibit 10.21

Expense Deferral Agreement

This Expense Deferral Agreement (the “Agreement”) is made this 23rd day of March, 2022, by and between Owl Rock Technology Income Corp. (the “Company”) and Owl Rock Technology Advisors II LLC (the “Adviser”).

WHEREAS, the Company and the Adviser have entered into an investment advisory agreement, dated November 30, 2021 (the “Investment Advisory Agreement”), which provides that the Company will not be liable for Organization and Offering Costs (as defined in the Investment Advisory Agreement) to the extent that such costs exceed 1.50% of the aggregate gross proceeds from the offering of the Company’s securities;

WHEREAS, the Company and the Adviser have entered into an expense support and conditional reimbursement agreement, dated November 30, 2021 (the “ESA”), pursuant to which the Adviser has agreed to provide Expense Payments (as defined in the ESA) to the Company to the extent that the Company pays cumulative distributions to its shareholders in excess of its Available Operating Funds (as defined in the ESA);

WHEREAS, prior to receiving and accepting, in cash, $1.75 billion in aggregate subscriptions from the sale of its shares of common stock in the offering (the “First Subscription Condition”), the Company has incurred, and will incur, certain expenses that are not and will not be classified as Organization and Offering Costs (as defined in the Investment Advisory Agreement) and that are not and will not be classified as Expense Payments subject to conditional reimbursement under the ESA (“Other Expenses”); provided, however, that, for purposes of this agreement, Other Expenses shall not include any amounts used to pay any interest expense or shareholder servicing and/or distribution fees of the Company; and

WHEREAS, the parties desire to defer the Company’s payment of certain Other Expenses until the Company meets the First Subscription Condition.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.
Prior to the Company meeting the First Subscription Condition, the Adviser will incur and pay Other Expenses of the Company on the Company’s behalf (each, an “Advance Payment”), with such Advance Payments to be made on at least a quarterly basis. In making an Advance Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses). The Adviser will not be obligated to incur or pay Other Expenses after the Company meets the First Subscription Condition.
2.
Following the calendar month in which the Company meets the First Subscription Condition, the Company shall repay to the Adviser one-third (1/3rd) of the aggregate amount of Advance Payments made pursuant to this agreement (an “Advance Repayment”).

3.
Following the calendar month in which the Company receives and accepts, in cash, $2.25 billion in aggregate subscriptions from the sale of its shares of common stock in the offering (the “Second Subscription Condition”), the Company will make an Advance Repayment to the Adviser.
4.
Following the calendar m in which the Company receives and accepts, in cash, $2.75 billion in aggregate subscriptions from the sale of its shares of common stock in the offering (the “Third Subscription Condition”), the Company will make an Advance Repayment to the Adviser.
5.
Upon satisfying the First Subscription Condition, the Second Subscription Condition, or the Third Subscription Condition, as applicable, the Company’s obligation to make an Advance Repayment shall automatically become a liability of the Company on the last business day of the calendar month that such First Subscription Condition, Second Subscription Condition, or Third Subscription Condition, as applicable, is met, except to the extent the Adviser has waives or defers its right to receive any portion or all of such payment.
6.
For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, no portion of the Advance Repayment shall include: (a) any amount that has been classified as an Expense Payment or a Reimbursement Payment under the terms of the ESA, or (b) any Organization and Offering Costs (as defined in the Investment Advisory Agreement) in excess of 1.50% of the aggregate gross proceeds from the offering of the Company’s securities.
7.
This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Advisor, with or without notice. This agreement will automatically terminate in the event (i) of the termination of the Investment Advisory Agreement, or (ii) that the board of directors of the Company makes a determination to dissolve or liquidate the Company. Paragraphs 2, 3, 4, and 5 of this Agreement shall survive any termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

OWL ROCK TECHNOLOGY INCOME CORP.

By:	/s/ Bryan Cole
Name:	Bryan Cole
Title:	Chief Operating Officer and Chief Financial Officer

OWL ROCK TECHNOLOGY ADVISORS II LLC

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer